Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 1, 2021 (except Note 13b, as to which the date is March 16, 2021) in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-253730) and related Prospectus of SEMrush Holdings, Inc. for the registration of 19,320,000 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 16, 2021